Exhibit 99.1


California Federal Preferred Capital Corporation Announces Redemption of 9 1/8% Series A Noncumulative Exchangeable Preferred Stock and Declares Dividend

SAN FRANCISCO--(BUSINESS WIRE)--Feb. 25, 2003--California Federal Preferred Capital Corporation (NYSE: CFP - News), an indirect subsidiary of Citigroup (NYSE: C - News), announced today that it will redeem all of the outstanding shares of its 9 1/8% Noncumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Shares") (CA FED PR CAP - CUSIP No. 130214208), on March 27, 2003 (the "Redemption Date") for a redemption price of $25.91 per share in cash (the "Redemption Price").

In addition, the Board of Directors of California Federal Preferred Capital Corporation declared a dividend on the Series A Preferred Shares, payable on March 27, 2003, to holders of record at the close of trading on March 14, 2003. Holders will be paid a dividend of $0.54497 for each Series A Preferred Share held.

From and after the Redemption Date, dividends on the Series A Preferred Shares will no longer accrue, and holders of the Series A Preferred Shares will have no rights other than the right to receive the Redemption Price, without interest, upon surrender of certificates representing the Series A Preferred Shares. Payment of the Redemption Price will be made only upon presentation and surrender of Series A Preferred Shares to Citibank, N.A., the redemption agent, as specified in the Notice of Redemption.

On or about February 25, 2003, the Notice of Redemption and related materials will be mailed to holders of record of the Series A Preferred Shares as of February 25, 2003. Questions relating to the Notice of Redemption and related materials should be directed to Citibank, N.A., the redemption agent, at (888) 250-3985 or at P.O. Box 2722, Jersey City, NJ 07303-2722, Attn: Corporate Actions.

Citigroup (NYSE: C - News), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers. Additional information may be found at: www.citigroup.com.


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Contact:
     Citigroup
     Press: Christina Pretto, 212/793-8217
     Investors: Sheri Ptashek, 212/559-2718
     Fixed Income Investors: John Randel, 212/559-5091